Exhibit 99.1

MK GOLD COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah, U.S.A., 84111-1033

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK GOLD COMPANY ANNOUNCES THE GRANTING

OF THE SPECIAL ACTION ZONE SUBSIDY FOR

THE LAS CRUCES COPPER PROJECT

SALT LAKE CITY, UTAH, March 5, 2004 — MK Gold Company [OTCBB:MKAU] (the “Company”) today announced that the Regional Ministry for Employment and Technological Development for Andalusia, Spain, has granted and Cobre Las Cruces, S.A. (“CLC”), a wholly owned subsidiary of the Company, has accepted, a subsidy under the Special Action Zone (“ZAE”) Aid Program. The subsidy of 10.6 million euros (approximately U.S. $12.9 million at the current exchange rate of 0.82 euros per dollar) is for the development of the Las Cruces Copper Project (the “Project”). CLC owns the Project, which is a high-grade copper deposit in the Iberian Pyrite Belt, 20 kilometers northwest of Seville, Spain.

The ZAE subsidy, which was previously authorized by the European Union, is in addition to the Regional Incentive Subsidy granted in May 2003 for 36.9 million euros (approximately U.S. $45 million). Both the ZAE subsidy and the Regional Incentive subsidy are subject to the same conditions, including job creation, minimum equity requirements for CLC, and qualifying capital expenditures of 264 million euros (approximately U.S. $322 million) for engineering, plant, land and equipment. In addition, in order to receive these subsidies, as currently authorized, at least 25% of the qualifying capital expenditures must be incurred by March 27, 2004, and the full amount of the qualifying capital expenditures must be incurred by March 27, 2006. CLC does not currently have all the permits or the financing in place to meet the required capital commitment by March 27, 2004; therefore, CLC has requested an extension of this deadline.

The Company has submitted an additional industrial development subsidy application to the regional government of Andalusia which, if granted, could provide additional funds for the development of the Project. The regional government is in the final steps of reviewing this application.

MK Gold is in the business of exploring for, acquiring, developing and mining mineral properties. Currently, the Company’s primary focus is the development of the Las Cruces copper mining project, in Spain. The Company is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.

For further information, contact John Farmer at 801-297-6900, or visit MK Gold Company’s website at www.mkgold.com.

Cautionary Statement for Forward Looking Information

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Litigation Reform Act of 1995. The Company assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. The Company’s forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to develop the project, potential delays in development, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.